Exhibit 99.1

NEWS RELEASE

For immediate release

Navient previews second-quarter 2015 earnings, updates 2015 guidance

Full earnings release scheduled for July 21, host earnings call on July 22

WILMINGTON, Del., July 13, 2015—Navient (Nasdaq: NAVI) today announced that it expects second-quarter 2015 core earnings of approximately $0.40 diluted earnings per share, or GAAP earnings of approximately $0.47 diluted earnings per share. In addition, the company revised its guidance for full-year 2015 core earnings to approximately $1.85 diluted earnings per share.

Expected second-quarter results and the revised core earnings guidance are driven primarily by the following factors:

•	As a result of aggressive market pricing for private education loan portfolios, the company has removed from 2015 guidance additional private loan acquisitions. The company also has reduced its forecast for net interest income as a result of increased cost of funds. As a result, for the second half of 2015, the net interest margin is projected to range between 3.83 percent and 3.85 percent for private education loans and between 0.81 percent and 0.85 percent for FFELP loans. The company expects second quarter net interest margin to be 3.55 percent for private education loans and 0.81 percent for FFELP loans. The private education loan net interest margin in the second quarter was also impacted by reduced interest income related to the factor immediately below.

•	While the majority of the private loan portfolio continues to perform as expected and is experiencing positive credit trends, a segment of higher risk private education loan borrowers who returned to school during the recession deferred repayment on their existing loans and exited deferment status in 2014. These loans are experiencing unfavorable credit trends compared to loans that exited deferment in prior years. In addition, loan balances exiting deferment increased to $2.5 billion in 2014, as compared to $1.8 billion in 2013 and $2.1 billion in 2012. For 2015, these figures are projected to decline to $1.7 billion. As a result, the company increased its provision for these loans and now projects a private education loan loss provision of $191 million for the quarter and $575 to $600 million for the year. As of June 30, 2015, the company’s private education loan portfolio totaled $28.1 billion.

•	As a result of the recent performance in its long-term recovery rate on defaulted loans, the company changed its recovery rate assumption on charged-off loans to 21 percent. The company reduced the balance of the receivable for partially charged-off loans by $330 million to reflect this update. Because this item was previously reserved for, this change did not impact the loan loss provision.

During the quarter, the company launched a restructuring initiative to simplify and streamline its management structure. Approximately $29 million of restructuring expenses in the second quarter are included in GAAP results but excluded from core earnings.

“The changes to our guidance reflect marketplace conditions for private loan portfolio purchases and cost of funds, as well as a conservative assessment of default trends for a small and declining segment of our private education loan portfolio,” said Jack Remondi, president and CEO, Navient. “While we have removed private education loan acquisitions from our guidance, we continue to believe that there will be opportunities for Navient to acquire loans in 2015 and beyond. Our restructuring initiative reflects changes post-separation to improve the operating efficiency and effectiveness of our organization, producing positive results for our customers and shareholders. Furthermore, we continue to see positive credit trends for new college graduates.”

The company will release its 2015 second-quarter results after market close on Tuesday, July 21, 2015. In addition, the company will host a conference call for shareholders at 8 a.m. EDT on Wednesday, July 22, 2015. To participate, join a live audio webcast at navient.com/investors or call 855-838-4156 (USA and Canada) or 267-751-3600 (international) with access code 77164535 starting at 7:45 a.m. EDT.

Supplemental financial information and presentation slides used during the company’s investor conference call will be available on the company’s website no later than the call’s start time.

A replay of the webcast will be available via the company’s website approximately two hours after the call’s conclusion. A telephone replay may be accessed approximately two hours after the call through August 5, 2015, at 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 77164535.

***

About Navient

As the nation’s leading loan management, servicing and asset recovery company, Navient (Nasdaq: NAVI) helps customers navigate the path to financial success. Servicing more than $300 billion in student loans, the company supports the educational and economic achievements of more than 12 million Americans. A growing number of government and higher education clients rely on Navient for proven solutions to meet their financial goals. Learn more at navient.com. Navient began trading on Nasdaq as an independent company on May 1, 2014.

***

Navient reports financial results on a GAAP basis and also provides certain non-GAAP core earnings performance measures. Navient also provides core earnings measures in its guidance. Navient provides core earnings measures because management uses them when making decisions regarding the company’s performance and the allocation of corporate resources. In addition, Navient’s equity investors, credit rating agencies and debt capital providers use these core earnings measures to monitor the company’s business performance. See “‘Core Earnings’ — Definition and Limitations” in the company’s Annual Report on Form 10-K for the year ended December 31, 2014 (filed with the SEC on February 27, 2015) for a further discussion and an explanation of the reconciliation between GAAP net income and core earnings.

The difference between the company’s core earnings and GAAP results for the historical periods presented in this release are due to: (1) the financial results attributable to the operations of the consumer banking business prior to the company’s spin-off from SLM Corporation on April 30, 2014, and related restructuring and reorganization expense incurred in connection with the spin-off (which includes the restructuring initiated in the second quarter of 2015), (2) unrealized, mark-to-market gains/losses on derivatives and (3) goodwill and acquired intangible asset amortization and impairment. These items are recognized in GAAP but have not been included in core earnings results. With respect to the forward-looking information incorporating core earnings measures, the company is unable to provide a reconciliation to GAAP because the amount of any items that would be excluded are generally difficult to predict and estimate and are primarily dependent on future events.

***

This press release contains “forward-looking statements” and information based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A “Risk Factors” and elsewhere in Navient’s Annual Report on Form 10-K for the year ended Dec. 31, 2014 and subsequent filings with the Securities and Exchange Commission; increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; changes in accounting standards and the impact of related changes in significant accounting estimates; any adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s exposure to third parties, including counterparties to the company’s derivative transactions; risks inherent in the government contracting environment, including the possible loss of government contracts and potential civil and criminal penalties as a result of governmental investigations or audits; and changes in the terms of student loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The company could also be affected by, among other things: changes in its funding costs and availability; reductions to its credit ratings or the credit ratings of the United States of America; failures of its operating systems or infrastructure, or those of third-party vendors; risks related to cybersecurity including the potential disruption of its systems or potential disclosure of confidential customer information; damage to its reputation; failures to successfully implement cost-cutting initiatives and adverse effects of such initiatives on its business; failures or delays in the planned conversion to our servicing platform of the recently acquired Wells Fargo portfolio of FFELP loans or any other FFELP or private education loan portfolio acquisitions; risks associated with restructuring initiatives; risk associated with the April 30, 2014 separation of Navient and SLM Corporation into two distinct, publicly traded companies, including failure to achieve the expected benefits of the separation; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in law and regulations with respect to the student lending business and financial institutions generally; increased competition including from banks, other consumer lenders and other loan servicers; the creditworthiness of its customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of its earning assets versus its funding arrangements; changes in general economic conditions; the company’s ability to successfully effectuate any acquisitions and other strategic initiatives; and changes in the demand for debt management services. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements to conform the statement to actual results or changes in its expectations.

Contact:

Media:	Patricia Nash Christel, 302-283-4076, patricia.christel@navient.com
Investors:	Joe Fisher, 302-283-4075, joe.fisher@navient.com

# # #

3